     Filed pursuant to Rule 433(d)
Registration Statement No. 333- 131356-08

FINAL TERM SHEET, dated July 15, 2008

$778,520,000
USAA AUTO OWNER TRUST 2008-3
Issuing Entity
USAA Acceptance, LLC
Depositor

USAA FEDERAL SAVINGS BANK
Sponsor, Seller and Servicer

The issuing entity will own motor vehicle loans originated by USAA Federal Savings Bank and will issue the following classes of USAA Auto Owner Trust 2008-3 Asset Backed Notes:

	Class A-1	Class A-2	Class A-3	Class A-4	Class B
	Notes(2)(3)	Notes(3)	Notes(3)	Notes(3)	Notes(2)(4)
Principal
Amount	$227,000,000	$259,000,000	$330,000,000	$189,520,000	$28,430,000

Per Annum
Interest
Rate	2.88363%	3.58%	4.28%	4.71%	7.14%

Final
Scheduled
Payment
Date	July 15, 2009	March 15, 2011	October 15, 2012	February 18, 2014	March 16, 2015

Initial Public
Offering
Price	100.00000%	99.99032%	99.98762%	99.99859%	99.98299%

Ratings
(Moody’s/S&P)	Aaa/AAA	Aaa/AAA	Aaa/AAA	Aaa/AAA	N/A/BBB+

Payment Date	Monthly, beginning	Monthly, beginning	Monthly, beginning	Monthly, beginning	Monthly, beginning
	August 15, 2008	August 15, 2008	August 15, 2008	August 15, 2008	August 15, 2008
	(subject to the	(subject to the	(subject to the	(subject to the	(subject to the
	business day	business day	business day	business day	business day
	convention)	convention)	convention)	convention)	convention)

Weighted Average
Life(1)	0.31	0.99	2.00	3.18	3.39

CUSIP	90327K AA0	90327K AB8	90327K AC6	90327K AD4	90327K AE2

(1) Pricing speed: 1.60% ABS (with a 10% clean-up call).
(2) Not publicly offered.
(3) The Class A Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(4) The Class B Notes may not be acquired by, on behalf of or with assets of an employee benefit plan or individual retirement account except by certain insurance company general accounts that are able to make the representations and warranties set forth in the Indenture.
Trade Date: July 15, 2008

Settlement Date: July 23, 2008

Joint Global Coordinators of the Class A Notes
Barclays Capital	JPMorgan
Co-Managers of the Class A Notes
Credit Suisse
Deutsche Bank Securities
HSBC
Wachovia Securities

     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (866) 669-7629.

     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.